Exhibit 4.47

POWER OF ATTORNEY

I, Li Xiaosong, a PRC citizen with ID No. ******************, hold [40]% of the equity interest in Shenzhen Zhilue Xinsi Consulting Co., Ltd. (“Xinsi”) as of the date of this Power of Attorney. With respect to the equity interests currently held or to be held in the future by me in Xinsi (“Equity Interests”), I hereby irrevocably appoint Xunlei Computer (Shenzhen) Co., Ltd. (“WFOE”) to exercise, during the term of this Power of Attorney, the following rights:

I hereby authorize the WFOE as my sole and exclusive proxy to exercise all rights relating to the Equity Interests on my behalf, including, without limitation: 1) attending shareholders’ meetings of Xinsi; 2) exercising all shareholder rights and voting rights to which I am entitled under applicable law and the articles of association of Xinsi, including without limitation the right to sell, transfer, pledge, or otherwise dispose of all or any portion of the Equity Interests, and amend the articles of association of Xinsi; and 3) designating and appointing the directors and supervisors of Xinsi.

The WFOE shall have the right to execute, on my behalf, all documents required to be executed by me under the Exclusive Option Agreement entered into by and among me, the WFOE, and Xinsi on [February 27], 2025, the Equity Pledge Agreement entered into by and among me, the WFOE, and Xinsi on [February 27], 2025, and the Loan Agreement entered into by and between me and the WFOE on [February 27], 2025 (including any amendments, supplements, or restatements thereof, collectively, “Transaction Documents”), and to perform my obligations under the Transaction Documents in a timely manner. The exercise of such rights shall not constitute any limitation on the authority granted under this Power of Attorney.

Any act carried out by the WFOE in relation to the Equity Interests shall be deemed an act of me, and any document executed by the WFOE shall be deemed executed by me. I hereby acknowledge and agree to all such acts and documents.

The WFOE shall have the right to further delegate or sub-delegate the authority granted hereunder to any other person or entity without prior notice to or consent from me. Where required under the PRC laws, the WFOE shall designate a PRC citizen to exercise the foregoing rights.

This Power of Attorney shall remain irrevocable and continuously valid for so long as I remain a shareholder of Xinsi, commencing on the date of execution hereof.

During the term of this Power of Attorney, I hereby waive all rights relating to the Equity Interests that have been authorized to the WFOE hereunder, and shall not exercise such rights independently.

This Power of Attorney is executed as of February 27, 2025.

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Li Xiaosong

By:	/s/ Li Xiaosong

Accepted by:

Xunlei Computer (Shenzhen) Co., Ltd. (Seal)

By:	/s/ Kening Wu

Name:	Kening Wu

Title:	Authorized Signatory

Acknowledged by:

Shenzhen Zhilue Xinsi Consulting Co., Ltd. (Seal)

By:	/s/ Kening Wu

Name:	Kening Wu

Title:	Authorized Signatory

Signature Page